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                                                                    EXHIBIT 5.2



                   [Letterhead of Richards, Layton & Finger]


                                 March 7, 1994


Enserch Capital L.L.C.
ENSERCH Center
300 South St. Paul Street
Dallas, Texas 75201

                       Re: Enserch Capital L.L.C.
                           ----------------------

Ladies and Gentlemen:

     We have acted as special Delaware counsel for Enserch Capital L.L.C., a Delaware limited liability company (the "Company"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of copies of the following:

         (a) The Certificate of Formation of the Company, dated March 4, 1994 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on March 4, 1994;

         (b) The Limited Liability Company Agreement of the Company, dated as of March 4, 1994 (the "Original Agreement"), between ENSERCH


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Enserch Capital L.L.C.
March 7, 1994
Page 2


     Corporation, a Texas corporation ("Enserch"), and Enserch Preferred Capital, Inc., a Texas corporation ("Enserch Preferred"), as members of the Company;


         (c) A registration statement (the "Registration Statement") on Form S-3, including a related preliminary prospectus (the "Prospectus"), filed by ENSERCH Corporation and the Company with the Securities and Exchange Commission on March 7, 1994; and

         (d) A Certificate of Good Standing for the Company, dated March 7, 1994, obtained from the Secretary of State.

     For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (d) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (d) above) that is referred to in or incorporated by reference into the Registration Statement. We assume that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

     With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the original copies of those documents.

     For purposes of this opinion, we have assumed (i) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (ii) the legal capacity of natural persons who are parties to the documents examined by us, (iii) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (iv) the due authorization, execution and delivery by all parties thereto of all documents examined by us, and (v) that the Company at all times will not be treated as a corporation for purposes of United States income taxation. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

     In rendering the opinion in paragraph 2 below, we have assumed that (i) an appropriate form of amended and restated limited liability company agreement of the


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Enserch Capital L.L.C.
March 7, 1994
Page 3

Company (the "LLC Agreement") is duly authorized, executed and delivered by Enserch and Enserch Preferred, as members of the Company, (ii) the LLC Agreement properly amends and restates the Original Agreement in its entirety, (iii) the Company at all times has at least two members (within the meaning of the Delaware Limited Liability Company Act (6 Del. C. (S)18-101, et seq.) (the "Act")), (iv) the LLC Agreement provides for the issuance of a class of limited liability company interests in the Company (the "EC Preferred Securities") to persons and entities (other than Enserch and Enserch Preferred) who have taken a legally sufficient act resulting in their becoming duly admitted to the Company as members of the Company in accordance with the LLC Agreement (each, a "Preferred Member" and collectively, the "Preferred Members"), (v) payment by each Preferred Member to the Company of the full consideration due from it under the LLC Agreement for the EC Preferred Securities acquired by it, and (vi) the EC Preferred Securities are duly issued to the Preferred Members in accordance with the LLC Agreement and the Registration Statement.

     This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

         1. The Company has been duly formed and is validly existing in good standing as a limited liability company under the Act.

         2. Upon issuance and payment as contemplated by the LLC Agreement, the EC Preferred Securities will represent valid and, subject to the qualifications set forth herein, will be fully paid and nonassessable limited liability company interests in the Company, as to which the Preferred Members, in their capacity as members of the Company, will have no liability solely by reason of being Preferred Members in excess of their obligations to make payments that may be provided for in the LLC Agreement and their share of the Company's assets and undistributed profits (subject to the obligation of a Preferred Member to repay any funds wrongfully distributed to it).

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use

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Enserch Capital L.L.C.
March 7, 1994
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of our name under the heading "Legal Opinions" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.


                                       Very truly yours,




WF/PMA/JGL/sc